PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-37980
(To Prospectus dated April 15, 2010)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Market 2000+ HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated April 15, 2010 relating to the sale of up to 1,000,000,000 depositary receipts by the Market 2000+ HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Market 2000+ HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
Alcatel-Lucent	ALU	0.7808	NYSE
American International Group, Inc.	AIG	0.1000	NYSE
AOL Inc.	AOL	0.1818	NYSE
AstraZeneca PLC *	AZN	4.0000	NYSE
AT&T Inc.	T	11.5603	NYSE
BP p.l.c. *	BP	3.0000	NYSE
Bristol-Myers Squibb Company	BMY	3.0000	NYSE
Brocade Communications Systems, Inc.	BRCD	0.0552	NASDAQ GS
BT Group plc	BT	2.0000	NYSE
CBS Corporation Class B	CBS	1.5000	NYSE
Cisco Systems, Inc.	CSCO	3.0000	NASDAQ GS
Citigroup Inc.	C	3.0000	NYSE
Comcast Corporation	CMCSA	2.9115	NASDAQ GS
Dell Inc.	DELL	5.0000	NASDAQ GS
Discover Financial Services	DFS	1.0000	NYSE
Eli Lilly and Company	LLY	2.0000	NYSE
EMC Corporation	EMC	2.0000	NYSE
LM Ericsson Telephone Company *	ERIC	1.8000	NASDAQ GS
Exxon Mobil Corporation	XOM	4.0000	NYSE
France Telecom *	FTE	2.0000	NYSE
Frontier Communications Corporation(1)	FTR	0.9602	NYSE
General Electric Company	GE	3.0000	NYSE
GlaxoSmithKline plc	GSK	3.0000	NYSE
Hewlett-Packard Company	HPQ	4.0000	NYSE
The Home Depot, Inc.	HD	4.0000	NYSE
Intel Corporation	INTC	2.0000	NASDAQ GS
International Business Machines Corporation	IBM	2.0000	NYSE
JDS Uniphase Corporation	JDSU	0.2500	NASDAQ GS
Johnson & Johnson	JNJ	4.0000	NYSE
LSI Corporation	LSI	0.2379	NYSE

Medco Health Solutions, Inc.	MHS	0.7236	NYSE
Merck & Co., Inc.	MRK	3.0000	NYSE
Microsoft Corporation	MSFT	6.0000	NASDAQ GS
Morgan Stanley	MS	2.0000	NYSE
Nippon Telegraph and Telephone Corporation *	NTT	3.0000	NYSE
Nokia Corp. *	NOK	4.0000	NYSE
Novartis AG *	NVS	5.0000	NYSE
Oracle Corporation	ORCL	4.0000	NASDAQ GS
Pfizer Inc.	PFE	4.0000	NYSE
Qwest Communications International Inc.	Q	4.0000	NYSE
Sony Corporation *	SNE	2.0000	NYSE
Syngenta AG	SYT	1.0386	NYSE
Texas Instruments Incorporated	TXN	3.0000	NYSE
The Coca-Cola Company	KO	3.0000	NYSE
The Travelers Companies, Inc.	TRV	0.1716	NYSE
Time Warner Cable Inc.	TWC	0.5020	NYSE
Time Warner Inc.	TWX	2.0000	NYSE
TOTAL S.A. *	TOT	4.0000	NYSE
Toyota Motor Corporation *	TM	2.0000	NYSE
Verizon Communications Inc.(1)	VZ	4.0000	NYSE
Viacom Inc. Class B	VIA.B	1.5000	NYSE
Vodafone Group Public Limited Company*	VOD	4.3750	NASDAQ GS
Wal-Mart Stores, Inc.	WMT	4.0000	NYSE
Zimmer Holdings, Inc.	ZMH	0.3000	NYSE

*The securities of this non-U.S. company trade in the United States as American depositary receipts.

(1) As a result of the spin-off of Frontier Communications Corporation from Verizon Communications Inc., a component of the Market 2000+ HOLDRS Trust, Frontier Communications Corporation was added as an underlying security of the Market 2000+ HOLDRS Trust effective July 8, 2010.  Shareholders of Verizon Communications Inc. received 0.2400397313 shares of Frontier Communications Corporation.  The Bank of New York Mellon received 0.9601589252 shares of Frontier Communications Corporation for the 4 shares of Verizon Communications Inc. per 100 share round-lot of Market 2000+ HOLDRS.  Effective July 8, 2010, 0.9601589252 shares of Frontier Communications Corporation will be required for creations/cancellations per 100 share round-lot of Market 2000+ HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is July 9, 2010.